Exhibit 10.8

DATE 18 JUNE 1998

IAN SCHRAGER HOTELS LLC

AND

BURFORD HOTELS LIMITED

RESTATED JOINT VENTURE AGREEMENT

RELATING TO

I.S. EUROPE LIMITED

CLIFFORD CHANCE

CONTENTS

CLAUSE

1.	DEFINITIONS

2.	UNDERTAKINGS

3.	BUSINESS OF THE COMPANY

4.	PREMISES

5.	BOARD OF DIRECTORS

6.	MAJOR DECISIONS IN RELATION TO THE COMPANY

7.	ADDITIONAL FUNDINGS AND FINANCINGS

8.	INDEMNITY

9.	ACCOUNTS AND FINANCIAL INFORMATION

10.	RESTRICTIONS

11.	RESTRICTIVE TRADE PRACTICES ACT 1976

12.	TRANSFER OF SHARES

13.	CONFLICT WITH ARTICLES

14.	TERMINATION

15.	OFFER TO BUY SHARES

16.	ANNOUNCEMENTS

17.	CONFIDENTIALITY

18.	GENERAL

19.	SEVERABILTTY

20.	WAIVER AND REMEDIES

21.	COSTS

22.	ENTIRE AGREEMENT AND VARIATION

23.	NOTICES

24.	GOVERNING LAW AND JURISDICTION

JOINT VENTURE AGREEMENT

DATE 18 June, 1998

PARTIES

1.             Ian Schrager Hotels LLC, a New York limited liability company, having an address at 235 West 46th Street, New York, New York, 10036, U.S.A. (together with its assignees “Schrager”).

2.            Burford Hotels Limited, a private limited liability company incorporated in England and Wales, (registered number 3437353), having its registered office at 20 Thayer Street, London W1M 6DD (together with its assignees “Burford”).

RECITALS

A.            Schrager LLC and Burford Group Plc entered into that certain Joint Venture Agreement dated 28 May 1997 (as subsequently amended on 28 August 1997 by a Supplemental Agreement, superseded by a Modification Agreement dated 21 October 1997 (the “Original Agreement”)) in order to regulate the relationship between them as shareholders in I.S. Europe Limited (previously known as Burford (Covent Garden) Limited) (registered number 3203996) (the “Company”) from and after the date on which they agreed that all the conditions from time to time contained herein had been either satisfied or waived.

B.            Schrager LLC and Burford Group Plc have assigned absolutely all of their rights, obligations, duties and liabilities respectively under this Agreement to Schrager and Burford respectively as confirmed by a Deed of Novation executed on 18 March 1998.

C.            On the date referred to in Recital B above, the Company transferred at full market value two real properties (known as St Martin’s Lane and Sanderson) to Ian Schrager London Limited (registered number 3462675) (a subsidiary of the Company previously known as Basketdrift Limited) in total consideration of the issue of 48 shares of £1 each in the capital of Ian Schrager London Limited, credited as fully paid up and having an implied market value of £35 million, in addition to £10,912,390 to remain outstanding on inter-company loan account in favour of the Company. Burford Group Plc has agreed to transfer or procure the transfer of the legal estate to the real properties (and to seek any necessary consents) as soon as practicable.

D.            Immediately prior to the subscription for shares in the capital of the Company, the Company declared an interim dividend of £9,915,290 in favour of its sole shareholder, Burford, and Schrager and Burford Group Plc each advanced £6,100,000 by way of a temporary, unsecured and subordinated loan to the Company for the purposes of paying the dividend declared by the Company, meeting the working capital requirements of the Company and making an immediate repayment to Burford

Group Plc of an amount of £507,234, being part of the total inter-company loan account in favour of Burford Group Plc of £34,642,025.

E.             Following the assignment of the rights and obligations referred to in Recital B above. Burford subscribed for 1 Preferred Ordinary Share, following which it subscribed for 2,499,997 B Ordinary Shares in total consideration of the discharge of the benefit of a debt in the principal sum of £17,500,000 (such benefit having been assigned to it by Burford Group Plc by way of an assignment executed on 18 March 1998 and the 2 Ordinary Shares held by Burford were re-designated as 2 B Ordinary Shares.

F.             Following the subscription and re-designation of shares referred to in Recital E above, Schrager subscribed for 2,499,999 A Ordinary Shares at a total subscription price of £16,634,791 (being £17,500,000, less expenses previously advanced by Ian Schrager LLC in the amount of £865,209).

G.            On the date referred to in Recital A above, the Company held a Board Meeting and an Extraordinary General Meeting. Ian Schrager (who is also Chairman and Chief Executive Officer) and David Hamamoto (both being designated A Directors) and John Anderson and Julian Gleek (both being designated B Directors) were appointed as Directors of the Company. Such persons were also appointed directors of Ian Schrager London Limited. Subsequently David Hamamoto was replaced as a director by Ed Scheetz in respect of both the Company and Ian Schrager London Limited. Katerina Angliss was appointed Secretary and subsequently Michael Overington as Joint Company Secretary of the Company and Ian Schrager London Limited. The Project Documents were executed.

H.            It is agreed that the Company shall be the joint venture vehicle for the purpose, directly or through one or more subsidiaries, of carrying on the business of acquiring, developing and managing hotels in Europe.

I.              The Company is a private company limited by shares incorporated in England and Wales on 28 May 1996 under the Companies Act 1985. The Company has an authorised share capital of £5,000,000 of which 2,499,999 fully-paid A Ordinary Shares of £1 each are issued and held by Schrager and 2,499,999 fully-paid B Ordinary Shares of £1 each and 1 Preferred Ordinary Share of £1 are issued and held by Burford.

J.             By way of a letter dated 18 March 1998 from Burford to Schrager, countersigned by Schrager, Burford and Schrager have agreed that as at the date of the letter all the conditions to completion of the joint venture have either been satisfied or waived. Details of those conditions satisfied have been recorded in these Recitals.

AGREEMENT

1.             DEFINITIONS

1.1           The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include the Recitals and Schedules.

1.2           The Original Agreement is hereby modified so that all of the terms and provisions thereof shall be restated as set forth in this Restated Joint Venture Agreement (this “Agreement”).

1.3           Any reference to the Original Agreement (by whatever expression) contained in the Project Documents or any other document executed in connection with this Agreement shall be deemed a reference to this Agreement.

1.4           In this Agreement the following words and expressions shall have the following meanings:

Acceptable Finance: means finance with a recognised bank or other lending institution which finance shall be:

(a)           on reasonable commercial terms;

(b)           secured by no more than a fixed charge over the Company’s or, as applicable, the Company’s subsidiary’s interest in the Hotel Properties and a floating charge over its other assets but otherwise without recourse to the Shareholders;

(c)           on terms such that the Debt Service Coverage is not less than two to one and the Loan to Value is not greater than seventy percent (70%).

ACT: Advance Corporation Tax;

A Directors: A Directors of the Company appointed under the Articles;

the Agreed Form: the form hereafter agreed between and signed by or on behalf of Schrager and Burford;

Appraisal: means, with respect to each Hotel Property, the independent valuation (appraisal) prepared and delivered, by a reputable valuer (appraiser) of hotel properties of similar type, location and value of the Hotel Properties (or any of them, as applicable), to the Company at its request;

Appraised Value: means the value of any Hotel Property as indicated on the most recent Appraisal thereof, or, if no such Appraisal exists, the value agreed upon by the Shareholders;

the Articles: the Articles of Association of the Company adopted at Completion and thereafter as amended from time to time;

A Shares: A Ordinary Shares in the capital of the Company owned by Schrager;

Auditors: the firm appointed by the Company;

B Directors: B Directors of the Company appointed under the Articles;

B Shares: B Ordinary Shares in the capital of the Company owned by Burford;

the Board: the Board of Directors of the Company for the time being;

the Burford Loan: the loan, in the principal sum of £6,100,000 made available to the Company by Burford Group Plc pursuant to and on the terms set out in the Loan Agreement;

the Business: the business of the Company as described in Clause 3 and such other business as the Parties may agree pursuant to Clause 6.1 from time to time in writing should be carried on by the Company;

the Business Plan: the business plan for the Company hereafter agreed to by the Shareholders prior to the Completion Date;

Capital Expenditures: means, determined in accordance with the Determination Guidelines, for any period, the sum of all expenditures (whether paid in cash or accrued as a liability) by the Company which are capitalized on the consolidated balance sheet of the Company in conformity with GAAP, but excluding (i) all expenditures made with respect to the acquisition by the Company of any direct or indirect interest in real property, (ii) all expenditures made in the initial construction, rehabilitation or renovation of any Hotel Property and (iii) capital expenditures made from the proceeds of insurance or compulsory purchase awards (or payments in lieu thereof) or indemnity payments received during such period by the Company from third parties;

the Companies Acts: the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985 and the Companies Act 1989;

the Completion Date: means 18 March 1998, upon which date the Shareholders agreed that the conditions to the effectiveness of the Original Agreement had been either satisfied or waived and that the Original Agreement was to have full force and effect;

Contingent Obligation: as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with generally accepted accounting principles, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements guaranteeing partially or in whole any non-recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any Indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which in the case of an operating income guarantee shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Company. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guarantee of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim;

Control: means, for the purposes of the definition of “Group Company” and similar uses of the term “control” made herein, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise;

Debt: of any Person means, without duplication, (A) as shown on such Person’s consolidated balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and, (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan), (B) the face amount of all letters of credit issued for the account of such Person and, without duplication, all un-reimbursed amounts drawn thereunder, (C) all Contingent Obligations of such Person, (D) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Debt set forth in clauses (A), (B) or (C) hereof. For purposes of hereof, Debt (other than Contingent Obligations) of the Company shall be deemed to include only the Company’s pro rata share (such share being based upon the Company’s percentage ownership interest as shown on the Company’s annual audited financial statements) of the Debt of any Person in which the Company, directly or indirectly, owns an interest, provided that such Debt is non-recourse, both directly and indirectly, to the Company:

Debt Service: means, determined in accordance with the Determination Guidelines, measured as of the last day of each calendar quarter, an amount equal to the aggregate amount of interest and principal actually due and payable by the Company or any subsidiary of the Company, as applicable, on its Debt for the previous four consecutive quarters including the quarter then ended;

Debt Service Coverage: means, measured as of the last day of each calendar quarter, the ratio of (i) Net Operating Cash Flow to (ii) Debt Service;

Determination Guidelines: means the intention of the Parties to this Agreement that all calculations and distributions to be made under this Agreement be determined and distributed as if all Hotel Properties were owned directly by the Company and not through one or more intermediaries;

Director: any director for the time being of the Company including, where applicable, any alternate director;

GAAP: means generally accepted accounting principles in effect from time to time in the United Kingdom;

Group Company: in relation to any Shareholder, a company controlled by that Shareholder, a subsidiary (company, limited liability company, limited partnership or other entity) of a company controlled by that Shareholder or a subsidiary owned by the owners of that Shareholder, provided that Shareholder owns beneficially at least fifty-one per cent (51%) of the controlled company or such controlling company owns beneficially at least fifty-one percent (51%) of that Shareholder, as the case may be;

Group Member: in relation to any Party, a group member of that Party within the meaning of Section 406(l)(c)ICTA;

Group Relief: the relief given pursuant to Section 402(2) ICTA 1988;

Hotel: means any lodging facility acquired wholly or in part, directly or indirectly, by the Company in Europe, including all management and operations systems thereof which, to the extent it is operated by the Operator, shall be operated to the standard required in the Master Management Agreement and the Property Management Agreements;

Hotel Properties Value: means the aggregate of the Appraised Value of each of the Hotel Properties;

Hotel Property: means, in respect of any Hotel, the land, buildings, appurtenances, easements, rights of way, fixtures, equipment, furnishings and any and all other real and personal property rights and capital items in connection therewith;

ICTA 1988: Income and Corporation Taxes Act 1988;

Loan Agreement: means the Loan Agreement dated 18 March 1998 pursuant to which loans in the amount of £6,100,000 each have been advanced to the Company by each of Burford and Schrager in accordance with the terms thereof;

Loan to Value: means, as of any date of determination, the percentage of the aggregate amount of the Debt of the Company outstanding as of such date to the Hotel Properties Value as of such date;

the Loans: the Schrager Loan and the Burford Loan;

The London Stock Exchange: London Stock Exchange Limited;

the Master Development Agreement: means that certain Master Development Agreement entered into on the date hereof by and between the Company and I.S. U.K. Developments Limited attached hereto as Document “B”, to be amended from time to time as agreed between the parties thereto;

the Master Management Agreement: means that certain Master Management Agreement entered into on the date hereof by and between Company and Ian Schrager Hotel Management LLC, attached hereto as Document “C”, to be amended from time to time as agreed between the parties thereto;

Net Operating Cash Flow: means, determined in accordance with the Determination Guidelines, as of any date of determination, with respect to all Hotel Properties, Operating Income for the previous four consecutive quarters including the quarter then ended, but less (x) Operating Expenses with respect to all such Hotel Properties for the previous four consecutive quarters including the quarter then ended, and (y) Capital Expenditures for the previous four consecutive quarters including the quarter then ended;

Operating Expenses: means, determined in accordance with the Determination Guidelines, when used with respect to any Hotel Property, for any period, without duplication, all expenses paid or to be paid by the Company, or as applicable, a subsidiary of the Company, during such period in connection with the operation, management, maintenance, ownership, repair and use of the Hotel Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include without duplication (i) all expenses incurred in the immediately preceding twelve (12) month period, (ii) all payments required to be made pursuant to any operating agreements, (iii) management fees, whether or not actually paid, equal to fees actually paid to the Hotel Property manager, and (iv) the real property taxes and assessments with respect to the Hotel Property. Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or other impositions in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with any financing or the sale, exchange, transfer, financing or refinancing of all or any portion of the Hotel Property or in connection with the recovery of insurance or condemnation proceeds, (4) any expenses which the Auditors consider should be capitalized, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any retail tenant or reimbursed by the tenant to Company;

Operating Income: means, determined in accordance with the Determination Guidelines, when used with respect to any Hotel Property, for any period without duplication, all income of the Company or, as applicable, a subsidiary of the Company, during such period from the operation of the Hotel Property as follows:

(i)            all income, computed on an accrual basis in accordance with GAAP, derived from the ownership and operation of the Hotel Property during such period from whatever source, including all guest room revenues, all food, beverage, and merchandise sales receipts, all interest income, if any, rent, utility charges, forfeited security deposits, service fees or charges, license fees, parking fees and business interruption insurance proceeds (but excluding Value Added Tax, refunds and uncollectible accounts, safes of furniture, fixtures and equipment, proceeds of casualty insurance and compulsory purchase awards, interest on credit accounts and payments made on interest rate protection agreements entered into in connection with any financing);

(ii)           all other amounts which in accordance with GAAP are included in the Company’s (or its applicable subsidiary’s) annual financial statements as operating income attributable to the Hotel Property, excepting therefrom amounts collected for onetime, nonrecurring reimbursements.

(iii)          “Operating Income” shall not include (a) any compulsory purchase or insurance proceeds, (b) any proceeds resulting from the sale or other disposition of all or any portion of the Hotel Property, (c) any rent attributable to any retail lease at the Hotel Property prior to the date on which the actual payment of rent is required to commence thereunder, (d) any item of income otherwise includable in Operating Income but paid directly by any tenant to a Person other than the Company (or its applicable subsidiary), provided such item of income is an item of expense (such as payments for utilities paid directly to a utility company) and is otherwise excluded from the definition of Operating Expenses, or (e) security deposits received from any retail tenants until forfeited;

the Operator: means the “Operator” as defined in the Master Management Agreement;

the Parties: the parties to this Agreement;

the Preferred Ordinary Share: means the issued Preferred Non-Voting Ordinary Share in the capital of the Company of £1;

Project Documents: means the Master Development Agreement, the Master Management Agreement, the Property Management Agreements and the Property Development Agreements;

Property Development Agreements: the property specific development agreements to be entered into in relation to each Hotel Property pursuant to the Master Development Agreement, attached hereto as Document “E”, to be amended from time to time as agreed between the parties thereto;

Property Management Agreements: the property specific management agreements to be entered into in relation to each Hotel Property pursuant to the Master Management Agreement, attached hereto as Document “D”, to be amended from time to time as agreed between the parties thereto;

the Schrager Loan: the loan, in the principal sum of £6,100,000 made available to the Company by Ian Schrager LLC pursuant to and on the terms set out in the Loan Agreement;

the Shareholders: Schrager and Burford, or, in respect of each of them, any person to whom shares in the Company may have been transferred by them in accordance with the provisions of this Agreement, and any other person to whom shares in the Company are issued in accordance with the provisions of this Agreement;

the Shares: the A Shares, the B Shares, the Preferred Ordinary Share and any new shares in the capital of the Company created from time to time;

subsidiary and holding company: means a subsidiary or holding company as those expressions are defined in Section 736 of the Companies Act 1985;

Value Added Tax: means value added tax at the rate in force when the relevant supply is made, and includes any similar tax from time to time replacing it or supplementing it or of a similar fiscal nature.

1.5           In this Agreement (unless the context requires otherwise):

1.5.1        words and expressions which are defined in the Companies Acts shall have the same meanings as are ascribed to them in the Companies Acts;

1.5.2        any question as to whether a person is connected with any other person shall be determined in accordance with the provisions of Section 839 ICTA 1988;

1.5.3        any reference to any statute or statutory provision shall be construed as including a reference to any modification, re-enactment or extension of such statute or statutory provision for the time being in force, to any subordinate legislation made under the same and to any former statute or statutory provision which it consolidated or re-enacted;

1.5.4        any reference to a Recital, Clause or Schedule is to a Recital, Clause or Schedule (as the case may be) of or to this Agreement; and

1.5.5        “directly or indirectly” shall (without limiting the expression) mean either alone or jointly with any other person, firm or body corporate and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person, firm or body corporate.

1.6           The headings contained in this Agreement are for the purposes of convenience only and do not form part of and shall not affect the construction of this Agreement or any part of it.

2.             UNDERTAKINGS

2.1           Without prejudice to any other provision in this Agreement, Schrager and Burford hereby severally undertake and covenant that as to any Acceptable Finance, or, upon the agreement of the Shareholders to obtain third-party financing which is not Acceptable Finance, as to such other third-party financing, Schrager and Burford will each use its best efforts to satisfy, or cause to be satisfied, all the conditions to such financing which are within its control, and its good faith, diligent, reasonable efforts to satisfy, or cause to be satisfied, all conditions to such financing which are not within its control.

2.2           Schrager and Burford hereby agree to proceed to investigate and undertake a Float (as defined in Clause 14.A.4 below) as soon as practicable on mutually acceptable terms.

2.3           Schrager and Burford each hereby undertakes to the other Party that it shall (so far as it is lawfully able) exercise all of its rights (whether arising by virtue of its being a Shareholder in the Company or howsoever otherwise arising) so as to procure that where a Shareholder or a person controlled by or connected with any such Shareholder (for the purposes of this Clause “a relevant person”) is a party to a contract with the Company and such relevant person is in breach of such contract the Company shall be entitled to enforce the Company’s rights under such contract and to that end Schrager and Burford shall each procure that any directors of the Company appointed by such relevant person which is the defaulting party to such contract shall have no part (whether through the exercise of voting rights at Board Meetings or otherwise) in the conduct of any proceedings taken by the Company for the purposes of such enforcement.

2.4           Each Shareholder who is a party to a Project Document shall observe and perform its obligations thereunder pursuant to the terms contained therein. Each Shareholder whose affiliate is a party to a Project Document shall procure that the relevant affiliate observes and performs its obligations in the relevant Project Document pursuant to the terms contained therein.

3.             BUSINESS OF THE COMPANY

The business of the Company shall be, directly or indirectly through subsidiaries, to acquire, develop, refurbish and operate a hotel chain in Europe in accordance with the terms of this Agreement and the Business Plan in such a manner as shall be for the mutual benefit of the Shareholders and so as to produce the best returns reasonably obtainable from such activities.

4.             PREMISES

The principal place of business of the Company shall be located as mutually agreed upon by the Shareholders from time to time.

5.             BOARD OF DIRECTORS

5.1           The maximum number of Directors holding office at any time shall be four (4) unless otherwise expressly agreed in writing by each of the Shareholders.

5.2           The quorum necessary for the transaction of business at a Board meeting shall include at least one (1) A Director and one (1) B Director.

5.3           The first Chairman of the Board shall be Ian Schrager until he shall resign or by reason of death or legal incapacity no longer be able to serve in such capacity and thereafter the Chairman of the Board shall be appointed alternately by the holders of a majority of the A Shares and the holders of a majority of the B Shares in accordance with the provisions of Article 17 of the Articles.

5.4           Board meetings shall be held at regular intervals determined upon mutual agreement by the Shareholders.

5.5           Subject only to the provisions of Clause 6, matters of business arising at any meeting of the Board shall be decided by a majority of votes and, in accordance with the Articles, in the case of an equality of votes the Chairman shall not have a second or casting vote. Notwithstanding any disproportionate ownership in the Company, (i) with respect to decisions to be made by the directors, the A Directors collectively shall have one vote and the B Directors collectively shall have one vote, and (ii) with respect to decisions to be made by the Shareholders, the owners of the A Shares collectively shall have one vote and the owners of the B Shares collectively shall have one vote. Except with respect to a Major Decision, upon an equality of votes, Schrager shall have a second or casting vote.

5.6           The Board shall have the right to constitute an executive committee for the purposes of making any Major Decision (as hereinbelow defined) provided that such executive committee has equal representation of each of Schrager and Burford (i.e. one member representing Schrager and one member representing Burford).

6.             MAJOR DECISIONS IN RELATION TO THE COMPANY

6.1           Each of the Parties hereby undertakes to the other Parties that it shall (so far as it is lawfully able) exercise all of its rights (whether arising by virtue of its being a shareholder in the Company or howsoever otherwise arising) so as to procure that the following matters shall only be undertaken with the approval of, subject to Clause 5.6, the Board (each of the following, a “Major Decision”):

6.1.1        The alteration of the Memorandum of Association of the Company or the Articles:

6.1.2        A change in the capital structure of the Company, including the creation, issuance or allotment by the Company of any shares or any right or instrument convertible into shares in the capital of the Company, the creation of options for new shares, the effectuation of an offering of equity in or debt of the Company and any requirement to fund additional capital or debt to the Company by Schrager or Burford;

6.1.3        The grant of, or agreement to grant, any option or right to subscribe for shares in the capital of the Company, save for the following (the exact terms of which being subject to agreement by the Parties):

(a)           the grant of an option to Philippe Starck (who shall also be executing an exclusivity agreement with Schrager in connection therewith) to acquire a direct interest in a maximum aggregate of 5 per cent. of the total issued share capital of the Company from time to time;

(b)           the grant by Burford to Mike Pemberton (in respect of Burford’s own issued share capital) of an indirect interest in a maximum aggregate of 5 per cent of the total issued share capital of the Company from time to time; and

(c)           the grant of an option or right to Nigel Wray and Nick Leslau (acting together or through any company in which they are interested) to acquire a direct interest in a maximum aggregate of 5 per cent. of the total issued share capital of the Company from time to time;

6.1.4        The alteration of rights attaching to shares or to any class of Shares in the capital of the Company;

6.1.5        The purchase or redemption of its own Shares by the Company;

6.1.6        Any appointment of or change of auditors or investment bankers of the Company;

6.1.7        The entering into of any corporate reconstruction, sale of assets or stock, merger, acquisition or amalgamation by the Company;

6.1.8        The obtaining or modification of any borrowings or other financings or refinancings by the Company other than Acceptable Finance;

6.1.9        The creation of any mortgage, charge, lien or other encumbrance over the assets of the Company or any subsidiary of the Company, as applicable, other than liens and other encumbrances arising (y) by operation of law in the ordinary course of business of the Company or any subsidiary of the Company, as applicable, or (z) pursuant to the requirements of a lender in connection with Acceptable Finance;

6.1.10      The giving of any guarantee or indemnity by the Company or any subsidiary of the Company, as applicable, in respect of the obligations of third parties or otherwise outside the ordinary course of business of the Company or any subsidiary of the Company, as applicable;

6.1.11      The sale or disposal of all or substantially all of the Company’s assets by the Company or all or substantially all of the assets of any subsidiary of the Company by such subsidiary:

6.1.12      The making by the Company or any subsidiary of the Company of an acquisition of, or an investment in, another company or business;

6.1.13      The making of any material change in the nature of the Business of the Company or any subsidiary of the Company;

6.1.14      The entering into of any transaction or arrangement (a) which is not in the normal and ordinary course of business of the Company or any subsidiary of the Company and is materially outside the scope of the Business Plan or (b) which is with a Shareholder (or a person controlled by or connected with any such Shareholder) other than the execution of the Project Documents;

6.1.15      The entering into of any joint venture or partnership by the Company or any subsidiary of the Company;

6.1.16      The entering into of any voluntary winding up, dissolution, receivership, administration procedure or analogous proceeding of the Company or any subsidiary of the Company;

6.1.17      The making of any alteration to or the non-enforcement of the terms of any agreement between the Company or any subsidiary of the Company and any Shareholder (or any person controlled by or connected with any such Shareholder);

6.1.18      The purchase, sale, lease or disposal of any freehold or leasehold property;

6.1.19      The approval of annual Hotel budgets and any material changes thereto;

6.1.20      The approval of development budgets for any Hotel Property and any material changes thereto;

6.1.21      The entering into of any transaction for a new Hotel Property;

6.1.22      The making of any material capital improvement or repair to a Hotel after the initial construction or renovation of such Hotel by the Company;

6.1.23      The decision to make any distributions to the Shareholders; and

6.1.24      The creation of any subsidiary company of the Company. For the avoidance of doubt the creation of Ian Schrager London Limited and the transfer of two properties from the Company to Ian Schrager London Limited occurred before the Completion Date and is hereby ratified by the Shareholders.

7.             ADDITIONAL FUNDINGS AND FINANCINGS

7.1           Save as specifically provided in this Agreement neither Schrager nor Burford shall be under any obligation to contribute (either directly or through the provision of guarantees or security to third parties) to the provision of any additional funding which may be required by the Company.

7.2           It is the intention of the Shareholders that the Business of the Company shall be financed so far as possible by Acceptable Finance and the Shareholders’ equity contributions. Schrager shall be entitled to seek on behalf of the Company to obtain, and shall be permitted to require the Company to complete and execute documents for the Company to receive, Acceptable Finance.

7.3           Schrager and Burford have made available to the Company on the Completion Date the Schrager Loan and the Burford Loan respectively.

7.3.1        The Schrager Loan and the Burford Loan shall be used by the Company exclusively to pay for the acquisition and development of one or more Hotel Properties and otherwise to meet the working capital requirements of the Company from time to time.

7.3.2        In the event that the Schrager Loan and the Burford Loan are repaid using the proceeds of third party financing and, in connection with the development of the Sanderson and St. Martin’s Lane properties as hotels the aggregate of £12,200,000 (or any portion thereof) needs to be re-funded by the Shareholders in order to provide sufficient development funds, (i) each Shareholder will be obliged to fund its pro rata share of such amount and (ii) to the extent that a Shareholder fails to fund such amount, the non-defaulting Shareholder shall have the right to fund such amount and to dilute the interest of the defaulting Shareholder in the Company on the basis of a rate and other terms to be agreed by the Shareholders.

7.3.3        The amounts, terms and conditions of the Schrager Loan and the Burford Loan shall be identical (other than one shall be made by Schrager and the other shall be made by Burford).

7.3.4        Subject to the provisions of Clause 15 the Loans shall be repaid by the Company on a pari passu basis so that a repayment under one of the Loans shall give rise to a corresponding repayment of the same amount and at the same time under the other Loan.

8.             INDEMNITY

Burford shall indemnify and keep indemnified Schrager in respect of any losses, liabilities, costs, claims, damages, expenses or demands which may at any time following 28 May 1997 be made against or incurred by Schrager as a result of or in consequence of any liability of the Company incurred, or relating to the period on or prior to 18 March 1998 (including any liability etc, whenever arising, which results from the declaration and payment of any dividends on such date). Further, it is the intention of the Parties that Schrager be admitted as a shareholder of the Company as if the Company had no liabilities as of the date of Schrager being admitted as a shareholder of the Company (including any liabilities arising on that Date and any liabilities arising from the declaration and subsequent payment of any dividends prior to or on 18 March 1998, other than the liability actually to pay any dividends to Burford) and, to the extent the Company has any such liabilities, Burford shall pay to the Company the amount (grossed up for tax if necessary) of any such liability; provided that it is agreed that this indemnity does not relate to any ongoing liabilities, arising in the course of the Company’s business from and after the Completion Date,relating to the ownership and management of any real property which is the subject of any Project Documents.

9.             ACCOUNTS AND FINANCIAL INFORMATION

The Parties will take such steps as are necessary to ensure that the Company and its subsidiaries:

9.1           Keep proper accounting books and records relating to the Business and make such books and records available for inspection on request by each of Schrager and Burford.

9.2           Furnish each of Schrager and Burford with monthly management accounts (in a format to be agreed by Schrager and Burford) within fifteen days of the end of each month.

9.3           Furnish each of Schrager and Burford with half-yearly unaudited financial statements (consisting of a balance sheet and profit and loss account) and audited accounts for each financial year of the Company and any subsidiaries (such statements and accounts to be provided within sixty (60) days of the end of the period to which they relate).

9.4           Furnish to each of Schrager and Burford such further information as either of them may from time to time reasonably require in relation to the Business or the financial position of the Company and any subsidiaries or otherwise relating to their respective affairs.

9.5           The Shareholders shall require that the Operator deliver the Budget required to be delivered under each of the Property Management Agreements and shall procure that not later than 30 days before the beginning of each financial year, the Board will prepare and deliver to them a proposed annual budget and cash flow forecast for the next financial year and such other information relating to the financial position and affairs of the Company and any subsidiaries as each Shareholder may from time to time reasonably require.

9.6           Within the 30 day period referred to in clause 9.5, Burford and Schrager, subject to Clause 6 and any amendments which they deem appropriate to the proposed budget, shall approve the annual budget for the Company’s financial year and communicate the annual budget to the Board.

9.7           Burford and Schrager shall procure that the Board will review the annual budget during the course of each financial year of the Company. The Board may propose changes to Burford and Schrager to which they shall respond within 15 days of receipt of each proposal. It is the understanding of the Shareholders that the approval of the Budget will be a Major Decision made in accordance with Clause 6.1.

10.          RESTRICTIONS

10.1         Each Shareholder hereby covenants with the other Shareholder that for so long as such Shareholder owns an interest in the Company, it will not in Europe during the term of this Agreement directly or indirectly (and whether for its own account or in partnership with another or others or as principal, servant or agent of another) deal with or engage in business with or be interested in any concern, undertaking, firm or body corporate which engages in or carries on within any part of Europe any business which competes with the Business in the acquisition, development, ownership or operation of hotels.

10.2         Notwithstanding the provisions of Clause 10.1, if a Shareholder or any subsidiary of a Shareholder acquires any interest in any person, firm or company a subsidiary part of whose business at the date of such acquisition comprises a business which competes with the Business, that Shareholder shall be deemed not to be in breach of the restriction contained in Clause 10.1 if it or such subsidiary or such person, firm or company disposes of such interest or otherwise ceases to commit what would, apart from this Clause 10.2, be the breach in question within three (3) months after the date of acquisition of such interest.

10.2.1      The provisions of Clause 10.1 shall be subject in any event to the provisions of this Clause 10.2.1. For so long as Schrager or any affiliate thereof owns an interest in the Company. Schrager or any affiliate may acquire, develop, own and operate one or more hotels in any city or municipality in Europe; provided, that (a) neither the

16

Company nor any subsidiary of the Company then owns or operates any hotel in such city or municipality and is not then developing any property as a hotel in such city or municipality (in any such case, a “Non-ISE City”), (b) the Company been presented, on at least two (2) prior occasions, with the opportunity to acquire a hotel or a property for development as a hotel (each, an “Opportunity Property”) in such Non-ISE City and (i) Schrager has favored the acquisition and/or development of at least two (2) of such hotels or properties by the Company and (ii) the Company has elected not to acquire such hotels or properties, (c) Schrager and its affiliates may not acquire, develop, own or operate a hotel unless it has been offered to the Company as an Opportunity Property and Schrager has voted in favor of the Company acquiring, developing, owning or operating such hotel or property and (d) once the Company elects to acquire, develop and operate an Opportunity Property, (i) the city or municipality in which such Opportunity Property is situate shall no longer be a Non-ISE City (an “ISE City”), (ii) Schrager and its affiliates shall continue to be able to develop and operate any hotels theretofore acquired by them in such ISE City in accordance with the provisions of this Clause 10.2.1 and (iii) Schrager and its affiliates shall thereafter be prohibited from acquiring additional hotels (or properties for development as hotels) in such ISE City.

10.2.2      The provisions of Clause 10.1 shall be subject in any event to the provisions of this Clause 10.2.2. For so long as Burford or any affiliate thereof owns an interest in the Company, Burford or any affiliate may acquire, develop, own and operate one or more hotels in any city or municipality in Europe; provided, that (a) such city or municipality is a Non-ISE City, (b) the Company has been presented, on at least two (2) prior occasions, with an Opportunity Property in such Non-ISE City and (i) Burford has favored the acquisition and/or development of at least two (2) of such hotels or properties by the Company and (ii) the Company has elected not to acquire such hotels or properties, (c) Burford and its affiliates may not acquire, develop, own or operate a hotel unless it has been offered to the Company as an Opportunity Property and Burford has voted in favor of the Company acquiring, developing, owning or operating such hotel or property and (d) once the Company elects to acquire, develop and operate an Opportunity Property, (i) the city or municipality in which such Opportunity Property is situate shall be an ISE City, (ii) Burford and its affiliates shall continue to be able to develop and operate any hotels theretofore acquired by them in such ISE City in accordance with the provisions of this Clause 10.2.2 and (iii) Burford and its affiliates shall thereafter be prohibited from acquiring additional hotels (or properties for development as hotels) in such ISE City.

10.2.3      The rights of Schrager and its affiliates, on the one hand, and Burford and its affiliates, on the other, set forth in Clauses 10.2.1 and 10.2.2, respectively, shall not impair or limit the rights of the other Party therein set forth and nothing herein shall prevent each of both Schrager and its affiliates and Burford and its affiliates from acquiring, developing and operating a hotel in the same city or municipality as the other which such person has acquired and is developing and/or operating in accordance with the provisions of Clauses 10.2.1 or 10.2.2 hereof, as the case may be.

10.3         For the avoidance of doubt, the restrictions set out in clause 10.1 shall not apply to completely passive investments such as the acquisition by Schrager or Burford or any affiliate of Schrager or Burford of a direct or indirect freehold or leasehold interest in real property used for hotel purposes provided (a) such property is leased in its entirety to an unrelated third party, (b) such Shareholder’s and its affiliates’ interest in such real property is limited to the mere receipt of income, and (c) such Shareholder and its affiliates are not involved at any level in the development, management or operation of such properties.

10.3.1      While the restrictions contained in Clause 10.1 are considered by the Parties to be fair and reasonable in all the circumstances, it is agreed that, if any of those restrictions shall be held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted or its period reduced or its area reduced in scope, that restriction shall apply with such modifications as may be necessary to make it valid and effective.

10.3.2      The restrictions contained in Clauses 10.1 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions of this Agreement.

10.3.3      Each Shareholder shall procure that every subsidiary of that Shareholder shall comply with the restrictions imposed upon that Shareholder pursuant to Clause 10.1 as if such subsidiary were itself a Party and bound by such restrictions.

10.3.4      Each Shareholder agrees that, having regard to the facts and matters above, the restrictive covenants given by it in this Clause 10 are reasonable and necessary for the protection of the legitimate interests of the beneficiaries of such covenants and that, having regard to all the circumstances, such covenants do not work harshly on it.

11.          RESTRICTIVE TRADE PRACTICES ACT 1976

No party to this Agreement which carries on business within the United Kingdom shall give effect to, or enforce or purport to enforce any provision of this Agreement (including any provision in any schedule or recitals to it), or any provision of any document which may be executed pursuant to this Agreement, or in connection with it, which is/are or may be registrable under the Restrictive Trade Practices Act 1976 (as amended) (“the RTPA”) until the day after particulars of this Agreement or the arrangements have been furnished to the Director General of Fair Trading in accordance with the requirements of the RTPA.

12.          TRANSFER OF SHARES

12.1         Each of Schrager and Burford agrees with the other not to sell, transfer, mortgage, charge or dispose of or agree to sell, transfer, mortgage, charge or dispose of (a

“Transfer”) in whole or in part any interest (and whether separately, together, in part or in whole) in any Share in the capital of the Company save pursuant to the provisions of Clauses 6.1.3, 12, 14.2.4, and 15.

12.2         Schrager and Burford shall each be entitled to transfer shares in the capital of the Company to a Group Company of Schrager and Burford respectively provided that such transferee enters into a Deed of Adherence in the Agreed Form agreeing to be bound by the terms of this Agreement (including this Clause) in all respects as if it had been a Party in the capacity of the transferor of such Shares and agreeing furthermore to transfer such Shares back to Schrager or Burford (as the case may be) on ceasing to be a Group Company of Schrager or Burford (as the case may be).

12.3         Any Shareholder transferring its Shares shall simultaneously transfer its loan stock to the transferee.

12.4         The Parties shall execute all such consents as are required pursuant to the Articles to permit a transfer pursuant to the provisions of Clauses 6.1.3, 12, 14.2.4 and Clause 15.

12.5         Notwithstanding anything contained herein to the contrary but subject to the provisions of Clause 12.2 and Clause 12.6, Burford shall not effect a Transfer of any of its Shares while Schrager retains ownership, directly or indirectly, of its Shares and any attempt to effectuate such a Transfer shall be null and void; provided, however, that Burford only shall be entitled to transfer in the aggregate a percentage of its Shares which is equal to or less than the percentage of Shares previously or contemporaneously sold by Schrager determined by dividing the total number of Shares so sold by Schrager by the total number of Shares owned by Schrager prior to the first such sale of Shares by Schrager.

12.6         In the event that the Company becomes a public company whose shares are listed on any recognized exchange in England or the United States of America, the restrictions on Transfers herein contained shall be amended to be based upon the commercially reasonable requirements of the public markets for a newly public company so listed.

12.7         Notwithstanding anything contained herein to the contrary, a Transfer which is the result of the death of a Shareholder shall not be a breach of Clause 12.1, provided that (i) the transferees of Shares pursuant to such Transfer are limited to members of the immediate family of the deceased Shareholder, trusts established for the benefit of such family members, Group Companies and statutory intestate successors, and (ii) such transferees enter into Deed of Adherence in the Agreed Form agreeing to be bound by the terms of this Agreement (including this Clause) in all respects as if they had been Parties in the capacity of the transferor of such Shares.

12.8         In the event that a Float is achieved, and thereafter (i) Ian Schrager is removed as the Chief Executive Officer of the Company, or (ii) a decision Ian Schrager makes as Chief Executive Officer of the Company is overruled by the Board or the

Shareholders, the Company shall be obligated to the extent that is is lawful to take all steps necessary, as reasonably determined by Ian Schrager, to facilitate the sale by Ian Schrager of all Shares beneficially owned by him or all Shares owned by Schrager; provided, that the requirement of transfer to non-affiliates of 25% of the Company’s share capital shall be inapplicable in the case of a Float achieved in accordance with this Clause 12.8.

12.9         Schrager shall have the right to assign (all but not part only of) its ownership in the Company to any entity in which Ian Schrager is the Chief Executive Officer promoted by Schrager or its affiliates for the purpose of becoming shareholder of the Company. Upon such an assignment the other shareholder shall execute and deliver prior to completion a deed of novation in such form as Schrager may reasonably require, in respect of which the prospective obligations of Schrager under this Agreement shall be novated to such other shareholder.

12.10       Burford shall have the right to assign all of its rights and obligations to any wholly-owned subsidiary of the ultimate holding company of Burford. Upon such an assignment, the other shareholder shall deliver and execute a deed of novation in such form as Burford may reasonably require in respect of which the prospective obligations of Burford under this Agreement shall be novated to such other shareholder.

13.          CONFLICT WITH ARTICLES

In the event of any conflict between the terms of this Agreement and any provision of the Articles this Agreement shall prevail.

14.          TERMINATION

14.1         This Agreement shall remain in full force and effect unless and until terminated in accordance with the provisions of this Clause 14.

14.2         This Agreement shall terminate forthwith upon:

14.2.1      one Shareholder acquiring all of the Shares in the capital of the Company held by all of the other Shareholders; or

14.2.2      the making of an order or the passing of an effective resolution for the winding up of the Company; or

14.2.3      the execution of a written agreement among all of the then Shareholders terminating this Agreement.

14.2.4      EVENTS OF DEFAULT

A.            Definition

An “Event of Default” shall mean in relation to any Shareholder (the “Relevant Person”) any of the following:

1.             the Relevant Person commits a material breach of its obligations under this Agreement and, if the breach is capable of remedy, fails to remedy the breach within sixty (60) days of being specifically required in writing to do so by the other party; provided, that if such breach is not capable of being remedied within such sixty (60) day period, the same shall not constitute an Event of Default so long as the Relevant Person commences to cure such breach within such sixty (60) day period and thereafter diligently prosecutes such cure to completion;

2.             the Company terminates a Project Document to which the Relevant Person or its affiliate is a party before the expiry of the contractual term as a remedy for the default of such Relevant Person or its affiliate thereunder;

3.             there is a change of control of the Relevant Person or its holding company (where for the avoidance of doubt any exercise by Schrager of its rights to assign pursuant to clause 12.9 above shall not amount to a change of control);

4.             the Relevant Person:

If the Relevant Person is not an individual:

a.             passes a winding-up resolution (other than in connection with a members voluntary winding-up for the purposes of an amalgamation or reconstruction which has the prior written approval of the investor);

b.             calls a meeting of its creditors for the purpose of considering a resolution that it wound-up voluntarily;

c.             resolves to present its own winding-up petition;

d.             is wound-up (whether in England or elsewhere);

e.             calls, or a nominee on its behalf calls, a meeting of any of its creditors;

f.              makes an application to the Court under Section 425 of the Companies Act 1985;

g.             submits to any of its creditors a proposal pursuant to Part I of the Insolvency Act 1986;

h.             enters into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether pursuant to Part I of the insolvency Act 1986 or otherwise);

i.              is struck off the Register or otherwise ceases to exist: or

j.              suffers all or a substantial part of its property to be taken in execution; or

If the Relevant Person is an individual:

a.             is adjudged bankrupt or sequestrated either in the United Kingdom or elsewhere;

b.             is a party to a Deed of Arrangement with creditors;

c.             enters into any form of voluntary arrangement with his creditors or otherwise makes a general composition with his creditors; or

d.             has an administration order passed against him; or

5.             the directors or shareholders of the Relevant Person resolve to present a petition for an administration order in respect of it or an administration order is made;

6.             an administrative receiver, a receiver or a receiver and manager is appointed in respect of all or a substantial part of any of the property of the Relevant Person.

B.            Termination on Default

Upon the occurrence and during the continuance of an Event of Default, each Shareholder which is not the Relevant Person with respect to such Event of Default may terminate this Agreement by notice (“Termination Notice”) in writing to the other Shareholders provided that such Shareholder simultaneously therewith delivers a Notice pursuant to Clause 15.1 hereof. Thereafter, upon the completion of the Transfer of Sale Shares in accordance with Clause 15, this Agreement shall terminate and be of no further force and effect. Each Shareholder comprising Burford shall be required to act collectively under this Clause and a Termination Notice delivered by any Shareholder comprising Burford shall only be effective if such Termination Notice, and the Notice delivered together therewith, is (i) signed by all of the Shareholders comprising Burford, or (ii) signed by Burford and on its face expressly states that in delivering such notice Burford is acting for itself and the other members of Burford. Each of the Shareholders comprising Burford hereby agrees that (y) any notice delivered by Burford in accordance with the foregoing clause (ii) also shall be deemed to have been delivered and executed by each such Shareholder, and (z) Burford shall have the right to deliver notices under this Clause on their behalf.

C.            Continuance of Company’s Operations

Following service of a Termination Notice until such time as the completion of the Transfer of the Sale Shares in accordance with the terms hereof (including any period during which any matter relating to this clause or Clause 15 is the subject of proceedings) each Shareholder shall do all things in its power to continue to operate the Company in the ordinary course of its business as it existed at the time at which the Termination Notice was served.

14.3         The termination of this Agreement (howsoever arising);

14.3.1      shall be without prejudice to the rights of any Party accrued hereunder as at the date of termination or to any claim which any Party may have for damages against or otherwise arising from any antecedent breach thereof by any other Party;

14.3.2      shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

14A.1      Schrager or Burford may require the Board to appoint an investment bank to report on the prospects for achieving a Float at any time. The investment bank’s report should include an appraisal of the range of prices for an ordinary share of the Company achievable in its opinion through such Float.

14A.2      Following receipt of the investment bank’s report, the Board shall convene a general meeting of the Company to consider such report and the Board’s recommended course of action. At such meeting, any decision to effect a Float shall be a Major Decision requiring the approval of the Shareholders in accordance herewith. No Shareholder shall be liable to any other Shareholder for voting against a Float.

14A.4      “Float” means (i) the admission of all or part of the ordinary share capital of the Company to listing on The London Stock Exchange, the New York Stock Exchange or the American Stock Exchange or their quotation on NASDAQ in connection with a flotation or placing which results in twenty five per cent (25%) or more of the Company’s ordinary share capital being held by persons other than those who are holders of the Company’s ordinary share capital immediately prior to such flotation of placing, or (ii) the admission of all or part of the Company’s ordinary share capital to the Alternative Investment Market of The London Stock Exchange. For the purposes of this definition, Company shall be deemed to include any successor in title.

15.          OFFER TO BUY SHARES

15.1         In the event that either (a) Schrager and Burford are unable to reach agreement with respect to a Major Decision at any time after the third anniversary of the Completion Date, either Burford or Schrager shall have the right, or (b) a Termination Notice is served pursuant to Clause 14.2.4(B) hereof, the Shareholder serving such Termination Notice shall have the obligation concurrently therewith, to serve a written notice (“the Notice”) on the other (“the Recipient”) offering to buy all (but not some only) of the issued shares of the class held by (or by a Group Company of) the Recipient (“the Recipient’s Shares”) or to sell to the Recipient all (but not some only) of the issued shares of the class held by (or by a Group Company of) the Party who has given notice (“the Notifier”) (“the Notifier’s Shares”) in accordance with the following provisions of this Clause 15. For purposes hereof, any offer to purchase by Burford or to sell to Burford shall encompass all (but not some only) of the A Shares. For purposes hereof, any offer to purchase by Schrager or to sell to Schrager shall encompass all (but not some only) of the B Shares.

15.2         The Notice shall specify the per share price at which the Notifier is prepared to buy the Recipient’s Shares (“the Notified Price”) but shall not include any other conditions whatsoever.

15.3         The Notice shall be deemed to:

15.3.1      constitute an offer by the Notifier, open for acceptance by the Recipient for one hundred eighty (180) days from the date of service of the Notice (“the Offer Period”), to buy all but not some only of the Recipient’s Shares on the Transfer Terms (as defined below) at the Notified Price; and

15.3.2      constitute an alternative offer by the Notifier to sell to the Recipient all (but not some only) of the Notifier’s Shares after the end of the Offer Period on the Transfer Terms at the Notified Price if the Recipient does not elect to sell the Recipient’s Shares to the Notifier before the expiry of the Offer Period and shall be irrevocable without the written consent of the Recipient. For the purposes of this Clause “the Transfer Terms” means free from all claims, equities, liens, charges and encumbrances together with all rights attaching thereto at the date of service of the Notice and together with, for the avoidance of doubt, the benefit of the provisions of Clause 15.10 but subject in any event to the Master Development Agreement and the Master Management Agreement.

15.4         The Recipient may at any time before the expiry of the Offer Period serve notice in writing upon the Notifier of its desire to sell all (but not some only) of the Recipient’s Shares on the terms set out in this Clause (“a Sale Notice”) which may not be expressed to be subject to any condition whatsoever. On service of a Sale Notice on the Notifier the Notifier shall be bound to purchase at the Notified Price and the Recipient shall be bound to sell, on payment of the Notified Price, all the Recipient’s Shares, which the Recipient shall transfer on the Transfer Terms.

15.5         If the Recipient does not serve a Sale Notice during the Offer Period the Recipient shall be deemed to have declined the offer referred to in Clause 15.3.1 and to have accepted the alternative offer referred to in Clause 15.3.2 and the Notifier shall be bound to sell upon receipt of the Notified Price and the Recipient shall be bound to purchase at the Notified Price the Notifier’s Shares, which the Notifier shall transfer on the Transfer Terms.

15.6         In the following sub-clauses, “the Sale Shares” means the shares to be sold, “the Seller” means the seller of the Sale Shares and “the Buyer” means the person who, in accordance with the foregoing provisions of this Clause, has become bound to purchase the Sale Shares.

15.7         Purchase deposits and the Closing (as hereinafter defined) shall be made in accordance with the following provisions of this Clause 15.7:

15.7.1      Within ten (10) days following the termination of the Offer Period, the Purchaser shall deliver to the Seller’s nominated solicitor or stakeholder a deposit in an amount equal to five percent (5%) of the total price of the Sale Shares. In such event, within twenty (20) days thereafter the Seller shall effect the Closing and the Shareholders shall procure that the Board will enter the Purchaser’s name in the register of members of the Company as the holder of the Sale Shares. Failure to effect the Closing (other than by reason of default of the Seller) shall result in, without limitation, loss by the Purchaser of such deposit.

15.7.2      If the Purchaser fails to deliver such deposit, (i) the Seller shall be entitled to withdraw its offer to sell its Shares to the Purchaser without prejudice to its right to sue for delivery of the deposit from the Purchaser, or (ii) at the Seller’s option, to be exercised in writing by the Seller within ten (10) days after the Purchaser’s failure to make the required deposit, (w) the party which theretofore had been the “Purchaser” shall thereupon be deemed to be the Seller, (x) the party which theretofore had been the “Seller” shall be deemed to be the Purchaser, (y) the Sale Shares will be deemed to comprise the Shares of the deemed Seller and any affiliate thereof, and (z) the Notified Price shall be reduced by five percent (5%). Upon such an election by the original Seller, the deemed Seller shall effect the Closing and the Shareholders shall procure that the Board will enter the Purchaser’s name in the register of members of the Company as the holder of the Sale Shares.

15.7.3      With respect to an Event of Default described in clause 14.2.4(A)(2), in the event that the party serving the Termination Notice (the “Non-Defaulting Shareholder”) is the Seller, failure of the Non-Defaulting Shareholder, as Seller, to effect the Closing, or, in the event that the Non-Defaulting Shareholder is the Purchaser, failure of the Non-Defaulting Shareholder, as Purchaser, to deliver the required deposit, within the applicable prescribed period shall be deemed to be a waiver by the Non-Defaulting Party of its right to deliver a Termination Notice (and a Notice) hereunder as to the Event(s) of Default giving rise to the service of the Termination Notice.

15.8         The Closing shall take place at such reasonable time and place (and otherwise in accordance with all applicable time periods herein specified) as the Buyer may specify by not less than forty-eight (48) hours written notice to the Seller whereupon (the following events described in this Clause 15.8 are herein collectively referred to as the “Closing”):

15.8.1      the Seller shall deliver to the Buyer a duly executed transfer or transfers in favor of the Buyer or as it may direct together with the relative share certificates in respect of the Sale Shares;

15.8.2      against such delivery, the Buyer shall pay the Notified Price to the Seller in cash or by wire transfer or banker’s draft for value on the date of completion;

15.8.3      the Seller shall do all such other things and execute all such other documents as the Buyer may require to give effect to the sale and purchase of the Sale Shares;

15.8.4      the Seller shall procure the resignation of all directors appointed by it and such resignation shall take effect without any liability on the Company for compensation for loss of office or otherwise.

15.9         If the Seller shall fail or refuse to transfer any Sale Shares in accordance with its obligations hereunder the Company shall authorize some person to execute and deliver on its behalf the necessary transfer and the Company shall receive the purchase money in trust for the Seller and cause the Buyer to be registered as the holder of the Sale Shares. The receipt of the Company for the purchase money shall be a good discharge to the Buyer (and it shall not be bound to see to the application thereof).

15.10       If each of Schrager and Burford shall receive an effective and properly delivered Notice, the first such Notice to be properly delivered shall prevail.

15.11       Upon a transfer of all the Sale Shares in accordance with this Clause:

15.11.1    The Seller shall repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to the Company from the Seller (or from any person controlled by or connected with the Seller) together with any accrued interest.

15.11.2    The Company shall repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to the Seller (or from any person controlled by or connected with the Seller) together with any accrued interest.

15.11.3    The Buyer shall use all reasonable endeavours (but, save as provided below, without involving any financial obligations on its Part) to procure the release of any guarantees or indemnities given by the seller (or by any person controlled by or connected with the Seller) to or in respect of the Company PROVIDED THAT costs in relation thereto shall be borne by the Buyer save where such guarantee or indemnity given by the Seller (or by any person controlled by or connected with the Seller) is in form or substance substantially different from that given by the Buyer in which event the Seller shall bear such costs.

15.12       Each Shareholder waives its rights of pre-emption on the transfer of the Sale Shares contained in this Clause 15 and the Articles to the extent necessary to effect the provisions of this Clause 15.

15.13       For purposes of any Transfer under this Clause 15, each Shareholder comprising Burford shall be required to act collectively under this Clause and any Notice delivered hereunder by any such Shareholder shall only be effective if signed by all of such Shareholders.

16.          ANNOUNCEMENTS

16.1         No announcement (other than if and to the extent required by law or by any governmental or regulatory body) shall be made by or on behalf of Schrager or Burford or by or on behalf of either of their respective affiliates concerning the existence or subject matter of this Agreement, or the transactions contemplated by this Agreement, without the prior written consent of Schrager and Burford, which consent shall be in the sole and absolute discretion of Schrager and Burford.

17.          CONFIDENTIALITY

17.1         Each of the Parties agrees not to make public or reveal to any third party any commercial, organizational or other information of a confidential nature concerning the other Parties obtained as a result of such Party’s participation in this Agreement save insofar as the information in question:

17.1.1      is proven to have been known to such Party prior to the discussion relating to the transactions contemplated hereby between Burford and its affiliates (and their agents) and Schrager and its affiliates (and their agents);

17.1.2      is proven to have become known to such Party during the term of this Agreement through the lawful act of a third party;

17.1.3      comes into the public domain otherwise than as a result of breach of this Clause or of law;

17.1.4      is required to be given, made or published by law or under the rules and regulations of the London Stock Exchange or any other recognized investment exchange (as defined in Section 207 of the Financial Services Act 1986);

17.1.5      is made public or revealed with the prior written approval of the other Parties to the contents thereof and the manner of its presentation and publication (such approval not to be unreasonably withheld or delayed);

17.1.6      is made to a lender in connection with Acceptable Finance in accordance with the commercially reasonable requirements of such lender.

17.2         The Parties shall use their respective best endeavors to agree upon the form and manner of presentation and publication of information regarding the Company which shall be given to relevant customers and prospective customers.

18.          GENERAL

18.1.1      This Agreement shall be binding on and enure for the benefit of the successors of the Parties and (subject to compliance with Clause 12) the successors in title to the Shares held by Schrager and Burford.

18.1.2      Subject to the provisions of Clause 18.1.1 this Agreement is personal to the Parties and no Party shall assign or purport to assign or deal with, in any way, any of its rights or obligations hereunder.

18.2         The headings contained in this Agreement are included for the sake of convenience and shall not affect the interpretation hereof.

18.3         Where any matter or thing herein contained is expressed to be an obligation on the part of the Company (whether to do or refrain from doing any such matter or thing) the Shareholders shall exercise their respective voting rights or other powers of and in the Company to procure that the Company shall observe the same so far as such matters are within their power.

18.4         The Parties (but without imposing any additional financial obligations on the Parties) shall and shall use their best endeavors to procure that any necessary third party shall do and execute and perform all such further deeds documents assurances acts and things as any of them may reasonably require by notice in writing to give effect to the terms of this Agreement.

18.5         Where this Agreement provides that any matter is subject to the consent, approval or agreement of any Party then (save as expressly provided otherwise) it shall be in the absolute discretion of the Party concerned as to whether (and if so on what terms and conditions) the consent, approval or agreement is given.

18.6         This Agreement shall not constitute a partnership between the Parties or any of them.

18.7         The Parties agree that the Company will be authorised to create subsidiaries in accordance with the provisions of Clause 6.1.24, and that the Shareholders will procure that any such subsidiaries shall comply with the provisions of the Joint Venture Agreement as if it related to the subsidiary and to the extent otherwise necessary Burford and Schrager shall procure that the subsidiary’s corporate governance documents are adopted in a form so as to require any such subsidiary to conduct its business in a manner which will result in such compliance.

19.          SEVERABILITY

In the event that any provision of this Agreement or any part thereof shall for any reason be held by any judicial determination to be invalid or unenforceable the valid and enforceable portions hereof shall continue to be in full force and effect and the Parties shall negotiate in good faith a substitute provision for the provision of this Agreement held to be invalid or unenforceable as aforesaid to reflect the purpose or intent (as closely as may be possible) of such provision.

20.          WAIVER AND REMEDIES

A failure by any Party to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times and all express rights granted to any Party hereunder shall be in addition to any rights that such Party may have under the general law in respect of a breach hereof.

21.          COSTS

Each Party shall bear its own costs and expenses in relation to the preparation, negotiation and implementation of this Agreement and the agreements and arrangements of which it forms part. To the extent any approved annual Hotel budget provides for expenditures being made by either Schrager or Burford, the Company shall reimburse Schrager or Burford, as the case may be, for such expenditures. Such reimbursement shall be made by the Company after Schrager or Burford presents reasonable evidence of the costs so incurred and shall be made out of Company cash flow.

22.          ENTIRE AGREEMENT AND VARIATION

This Agreement (together with any agreement of even date entered into pursuant hereto or in connection herewith) constitutes the entire agreement between the Parties in respect of the subject matter hereof and may only be varied by a written agreement signed on behalf of each of the Parties.

23.2        The Parties hereby expressly confirm that they have not relied upon any representation or warranty given by any other Party which is not set out in this Agreement and to the extent that they have they hereby expressly waive all rights in respect to any such representation or warranty.

23.          NOTICES

Any notice required to be given by any Party to any other shall be deemed validly served if delivered by hand, sent by prepaid registered letter through the post, by internationally reputable overnight courier or by telex or facsimile machine to the registered office or telex or facsimile number of such Party for the time being (subject, in the case of telex or facsimile, to receipt of the appropriate answerback) and (subject as aforesaid) any notice delivered by hand or sent by telex or facsimile machine shall be deemed to have been served on the business day next following the day on which it was delivered or transmitted and any notice so served (i) by overnight courier shall be deemed to have been served three days (for international) and one day (domestic) after the time it was deposited with such courier and (ii) posted through the post shall be deemed to have been served fifteen days (international) and three days (domestic) after the time it was posted, and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted. All notices given hereunder shall be in the English language.

24.          GOVERNING LAW AND JURISDICTION

(a)           This Agreement shall be governed by and construed in all respects in accordance with the laws of England and any suit, actions, dispute or proceedings arising out of or in connection with this Agreement (the “Proceedings”) shall be subject (and the parties hereby irrevocably submit) to the jurisdiction of the English courts and for the purposes of Order 10 Rule 3 of the Rules of the Supreme Court to England and any other Rules thereof each party hereto irrevocably agrees that any process may be served upon by leaving a copy addressed to it at its address as stated above or at such other address for service within England and Wales as may be notified in writing from time to time to the Company and the Company hereby irrevocably agrees that any process may be served upon it by leaving a copy addressed to it as its address as stated above or at such other address for service within England and Wales as may be notified in writing from time to time to each party hereto.

(b)           Each party irrevocably waives any objection which it might at any time have to the courts to England being nominated as the forum to hear and determine or settle any Proceedings and agrees not to claim that the courts of England are not a convenient or appropriate forum.

Executed and delivered on the date set out at the head of this Agreement.

Ian Schrager Hotels LLC	Burford Hotels Limited

/s/ Ian Schrager	/s/ [ILLEGIBLE]

By: Ian Schrager,	By:
Chief Financial Officer